Exhibit 99.1

Option Care Health completes REVERSE STOCK SPLIT AND TICKER SYMBOL CHANGE

BANNOCKBURN, IL., February 3, 2020 – Option Care Health, Inc. (the “Company” or “Option Care Health”) (NASDAQ: OPCH), the nation’s largest independent provider of home and alternate site infusion services, announced today that it has completed the reverse 1-for-4 stock split of its shares of common stock, as previously disclosed in the Company’s filings with the Securities and Exchange Commission. As of market open on February 3, 2020, the Company’s common stock, which was previously listed on the Nasdaq Capital Market under the symbol “BIOS”, will begin trading on a split-adjusted basis on the Nasdaq Global Select Market under the ticker symbol “OPCH” and will be assigned a new CUSIP number (68404L 201).

No other action is required by current stockholders relative to either the ticker symbol change or the reverse stock split.

About Option Care Health

Option Care Health is the nation’s largest independent provider of home and alternate site infusion services. With over 6,000 teammates, including 2,900 clinicians, we work compassionately to elevate standards of care for patients with acute and chronic conditions in all 50 states. Through our clinical leadership, expertise and national scale, Option Care Health is reimagining the infusion care experience for patients, customers and employees. To learn more, please visit our website at OptionCareHealth.com.

For Investor Inquiries:

Bob East, Asher Dewhurst, Jordan Kohnstam

Westwicke

443-213-0500

optioncarehealth@westwicke.com